Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Reports Record 2006 Results
2006 Highlights:
•	Distributable cash flow increased 15% to a record $129 million

•	Total revenues increased 7% to a record $171 million

•	Net income increased 11% to a record $102 million, or $3.48 per unit

•	Completed 9 acquisitions for $268 million and announced 2 additional acquisitions for nearly $400 million completed in January 2007

•	Created two additional growth platforms by acquiring coal infrastructure and aggregate reserves
Fourth Quarter 2006 Highlights:
•	Distributable cash flow increased 23% over 4Q 2005 to $34 million

•	Distribution increased 15% over 4Q 2005 to $0.88 per unit

•	Total revenues decreased 2% to $42 million

•	Net income decreased 7% to $23 million, or $0.76 per unit

•	Closed 3 acquisitions
HOUSTON, February 14, 2007 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported record 2006 distributable cash flow of $129.3 million, up 15%. Net income for 2006 increased 11% to $102.1 million, up from the $91.8 million reported for the same period in 2005. Net income per unit increased to $3.48 from $3.39 per unit in 2005.
For the fourth quarter of 2006, NRP reported distributable cash flow improved 23% to $33.8 million over the fourth quarter 2005, while net income decreased 7% to $23.2 million, down from the $25.0 million reported for the same period last year. Net income per unit declined to $0.76 from $0.91 for 2005.
“We believe that for an MLP, the most important metric is distributable cash flow,” said President and Chief Operating Officer Nick Carter. “In 2006, in spite of a challenging coal

NRP Reports Record 2006 Results               Page 2 of 10
market and production constraints by our lessees, we achieved a 15% increase in distributable cash flow to a record of over $129 million on revenue growth of 7%. Likewise, our investors want and expect distribution growth and we were able to increase distributions at a rate of 15% over the prior year.”
2006 Financial Results
Total revenues increased 7% to a record $170.7 million in 2006 from $159.1 million reported in 2005. A 7% increase, or $0.19, in average coal royalty revenue per ton spurred coal royalty revenues to a record $147.8 million, up 4% over 2005, in spite of a 1.5 million ton decrease in coal production. As forecasted, production in all three regions of Appalachia was down, primarily due to mining conditions and a weaker coal market. These decreases were partially offset by an increase in the Northern Powder River Basin, where our ownership is checkerboarded with the Federal Government and our lessee mined more on NRP properties during the year. All regions except Southern Appalachia experienced significant increases in the average royalty revenue per ton. Central Appalachia, where over 60% of NRP’s coal was produced, experienced a $0.30 per ton increase, or 11%, in its average royalty revenue per ton. Approximately 33% of coal royalty revenues and 28% of coal production were from metallurgical coal.
Two recently acquired growth platforms, coal infrastructure and aggregates, generated approximately $2.0 million in revenues for 2006, primarily in the fourth quarter. Oil and gas royalties continued to increase as 2006 royalties rose another 33% to $4.2 million.
Total expenses for 2006 decreased 5% to $54.9 million from $57.6 million reported in 2005. The decrease was primarily due to a $4.0 million decrease in depreciation, depletion and amortization resulting from a decrease in both the number of tons produced and production from lower basis reserves, as well as a $1.8 million reduction in coal royalty and override payments. These decreases were offset in part by a $3.2 million increase in general and administrative expenses as a result of additional personnel to handle a larger number of properties, increased accruals for long term incentive plans as a result of the recent increase in NRP’s unit price, and an increase in bad debt reserves.
Interest expense increased $5.4 million due to the issuance of senior notes as well as increased borrowings on the credit facility to fund acquisitions completed during 2006, partially offset by more interest income.
Fourth Quarter 2006 Financial Results
Total revenues for the fourth quarter 2006 decreased slightly to $41.7 million from $42.4 million reported in the fourth quarter 2005. Coal royalty revenues decreased 6% primarily due to a 2.1 million ton decrease in production, partially offset by a $0.30 per ton increase in average coal royalty revenue per ton. Production in Central Appalachia increased slightly while production in both Northern and Southern Appalachia decreased. Increases in average coal royalty revenues per ton were experienced in all regions except Southern Appalachia. Approximately $1.8 million in revenues were from new platforms of aggregate royalties and coal processing fees. Other revenues increased by approximately $1 million, $837 thousand of which was associated with the sale in the fourth quarter of some timber assets.

NRP Reports Record 2006 Results               Page 3 of 10
Total expenses were down slightly in the fourth quarter 2006 with decreases in depreciation, depletion and amortization (DD&A), property, franchise and other taxes, and coal royalty and override payments, offset by increases in general and administrative expenses. DD&A was lower due to decreased production while property taxes were slightly higher due to increased number of properties offset by lower franchise taxes due to changes in allocation of revenues as a result of more diversification of properties. General and administrative expenses increased due to additional personnel, increased accruals for long term incentive plans and an increase in the provision for bad debt expense of approximately $670 thousand due to a lessee falling behind in payments.
Coal Market
“The public coal-producing companies have talked about the current challenging market. Although the curtailment of production may have a short-term impact on our results, our experience has been that much of the challenge in today’s coal business relates to increased costs. Our lessees sell most of our coal under contracts of varying lengths rather than on the spot market, and we have not seen contract prices decline to the degree that spot prices have gone down. We are not directly impacted by mining costs since our royalty payments are based on gross selling price without deductions for any costs,” said Nick Carter.
Acquisitions
NRP completed nine acquisitions during 2006 totaling $268 million, three of which occurred in the fourth quarter. In addition, in January, NRP closed two acquisitions totaling approximately $400 million that were announced in December 2006. “The diversity of these acquisitions, including the two acquisitions closed in January, was unprecedented. The deals ranged in size from $5.5 million to approximately $250 million, and in the two most recent acquisitions the sellers took our units as consideration,” said Nick Carter, President and COO. “Included in the acquisitions is an agreement with the Cline Group whereby NRP has an option to purchase up to an additional 3 billion tons of reserves and associated coal handling and transportation infrastructure in the Illinois Basin. Through the transactions with Cline and Taggart Global, (formerly known as Sedgman USA), NRP is well positioned for growth in coal handling and transportation infrastructure. In addition, NRP entered into the aggregates industry in December by purchasing reserves in DuPont, Washington. These acquisitions position NRP for significant growth well into the future.”
Platforms for Growth
“We expect coal royalty income to be the core of our business for many years in the future but this year we added two new growth platforms: coal handling and transportation infrastructure and aggregate reserves,” said Nick Carter. “Infrastructure is a natural extension of our great relationships with the mining companies and will allow us to add diversity by receiving a cash flow stream from coal reserves other than our own. With regard to aggregates, we have always felt that the management of this type of asset was much like coal, and we also feel this is an area where a master limited partnership can play a role in consolidation.”

NRP Reports Record 2006 Results               Page 4 of 10
Financial Position
“At year end NRP’s debt to total capitalization increased to 51% due to borrowings to close our acquisitions in the fourth quarter. However, by issuing equity to the sellers for our first two acquisitions in 2007, we have strengthened our balance sheet and lowered our estimated debt to total capitalization down to approximately 35%,” said Dwight Dunlap, Chief Financial Officer. “Lowering our debt to capitalization positions us well to take advantage of acquisition opportunities. In addition, in 2006 NRP increased its cash balance by approximately $18 million to $66 million or nearly two full quarters of distributions.”
Distributions
On January 17, 2007, NRP announced its fourteenth consecutive increase in its quarterly distribution, raising the distribution to $0.88 per unit, or $3.52 per unit on an annualized basis, for both NRP and NSP. This represents a 15% increase in Natural Resource Partners’ distributions compared to the fourth quarter of 2005.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the U.S.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

NRP Reports Record 2006 Results               Page 5 of 10
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements include comments regarding growth of the partnership and increases in distributions. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
07-05
- financials follow -

NRP Reports Record 2006 Results               Page 6 of 10
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006	2005
Coal royalty revenues:
Appalachia
Northern	$1,900	$4,539	$10,231	$11,306
Central	25,534	22,986	100,487	93,008
Southern	4,382	6,633	20,469	25,089

Total Appalachia	$31,816	$34,158	$131,187	$129,403
Illinois Basin	861	932	5,325	4,288
Northern Powder River Basin	2,536	2,293	11,240	8,446

Total	$35,213	$37,383	$147,752	$142,137

Coal royalty production (tons):
Appalachia
Northern	938	2,400	5,329	5,977
Central	7,942	7,801	31,991	32,790
Southern	1,091	1,597	5,347	6,263

Total Appalachia	9,971	11,798	42,667	45,030
Illinois Basin	369	583	2,877	2,781
Northern Powder River Basin	1,565	1,651	6,548	5,795

Total	11,905	14,032	52,092	53,606

Average royalty revenue per ton:
Appalachia
Northern	$2.03	$1.89	$1.92	$1.89
Central	3.22	2.95	3.14	2.84
Southern	4.02	4.15	3.83	4.01

Total Appalachia	3.19	2.90	3.07	2.87
Illinois Basin	2.33	1.60	1.85	1.54
Northern Powder River Basin	1.62	1.39	1.72	1.46

Total	$2.96	$2.66	$2.84	$2.65

NRP Reports Record 2006 Results               Page 7 of 10
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Coal royalties	$35,213	$37,383	$147,752	$142,137
Aggregate royalties	538	—	538	—
Coal processing fees	1,249	—	1,452	—
Oil and gas royalties	720	1,054	4,220	3,180
Property taxes	1,144	1,983	5,971	6,516
Minimums recognized as revenue	828	344	2,082	1,709
Override royalties	190	833	957	2,144
Other	1,790	777	7,701	3,367

Total revenues	41,672	42,374	170,673	159,053
Operating costs and expenses:
Depreciation, depletion and amortization	7,597	9,005	29,695	33,730
General and administrative	4,510	2,318	15,520	12,319
Property, franchise and other taxes	1,626	2,404	8,122	8,142
Coal royalty and override payments	320	1,023	1,560	3,392

Total operating costs and expenses	14,053	14,750	54,897	57,583

Income from operations	27,619	27,624	115,776	101,470
Other income (expense)
Interest expense	(5,170)	(3,128)	(16,423)	(11,044)
Interest income	799	459	2,737	1,413

Net income	$23,248	$24,955	$102,090	$91,839

Net income attributable to: (1)
General partner	$2,728	$1,403	$9,717	$4,491

Holders of incentive distribution rights	$1,219	$486	$4,133	$1,429

Limited partners	$19,301	$23,066	$88,240	$85,919

Basic and diluted net income per limited partner unit:
Common	$0.76	$0.91	$3.48	$3.39

Subordinated	$0.76	$0.91	$3.48	$3.39

Weighted average number of units outstanding:
Common	18,245	15,407	17,183	14,345

Subordinated	7,096	9,934	8,158	10,996

(1)	Net income is allocated among the limited partners, the general partner and holders of the incentive distribution rights (IDRs) based upon their pro rata share of distributions. The IDRs are allocated 65% to the general partner and the remaining 35% to affiliates of the general partner. The IDRs allocated to the general partner are included in the net income attributable to the general partner.

NRP Reports Record 2006 Results               Page 8 of 10
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006		2005
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$23,248	$24,955	$102,090		$91,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,597	9,005	29,695		33,730
Non-cash interest charge	61	96	349		318
Gain from sale of assets	(837)	—	(3,471)		—
Change in operating assets and liabilities:
Accounts receivable	1,013	(3,847)	(1,426)		(6,869)
Other assets	(1,104)	(332)	(579)		(47)
Accounts payable	146	6	381		84
Accrued interest	75	(1,286)	2,312		1,268
Deferred revenue	4,770	1,020	5,803		(996)
Accrued incentive plan expenses	991	(943)	3,497		1,670
Property, franchise and other taxes payable	339	1,060	192		678

Net cash provided by operating activities	36,299	29,734	138,843		121,675

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(158,926)	(29,578)	(264,765)		(105,702)
Proceeds from sale of assets	2,290	—	7,051		—

Net cash used in investing activities	(156,636)	(29,578)	(257,714)		(105,702)

Cash flows from financing activities:
Proceeds from loans	151,000	19,000	254,000		125,000
Deferred financing costs	(64)	(861)	(64)		(861)
Repayments of loans	—	—	(24,350)	(5	9,350)
Distributions to partners	(25,339)	(20,060)	(92,362)		(75,173)
Redemption of fractional units	—	(1)	—		(1)

Net cash provided by (used in) financing activities	125,597	(1,922)	137,224		(10,385)

Net (decrease) or increase in cash and cash equivalents	5,260	(1,766)	18,353		5,588
Cash and cash equivalents at beginning of period	60,784	49,457	47,691		42,103

Cash and cash equivalents at end of period	$66,044	$47,691	$66,044		$47,691

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$5,032	$4,320	$13,734		$9,459

Non-cash financing activities:
Utility improvement obligation acquired	$2,883	$—	$2,883		$—

NRP Reports Record 2006 Results               Page 9 of 10
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)
ASSETS

	December 31,	December 31,
	2006	2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$66,044	$47,691
Accounts receivable, net of allowance for doubtful accounts	23,357	21,946
Accounts receivable — affiliate	21	6
Other	1,411	833

Total current assets	90,833	70,476
Land	17,781	14,123
Plant and equipment, net	29,615	5,924
Coal and other mineral rights, net	798,135	590,459
Loan financing costs, net	2,197	2,431
Other assets, net	932	1,583

Total assets	$939,493	$684,996

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$1,041	$677
Accounts payable — affiliate	105	88
Current portion of long-term debt	9,542	9,350
Accrued incentive plan expenses — current portion	5,418	1,105
Property, franchise and other taxes payable	4,330	4,138
Accrued interest	3,846	1,534

Total current liabilities	24,282	16,892
Deferred revenue	20,654	14,851
Accrued incentive plan expenses	4,579	5,395
Long-term debt	454,291	221,950
Partners’ capital:
Common units (outstanding: 19,663,715 in 2006, 16,825,307 in 2005)	338,912	292,990
Subordinated units (outstanding: 5,676,817 in 2006, 8,515,228 in 2005 )	83,772	123,114
General partner’s interest	12,138	10,024
Holders of incentive distribution rights	1,616	582
Accumulated other comprehensive loss	(751)	(802)

Total partners’ capital	435,687	425,908

Total liabilities and partners’ capital	$939,493	$684,996

NRP Reports Record 2006 Results               Page 10 of 10
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)
(Unaudited)

	Three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006	2005
Cash flow from operations	$36,299	$29,734	$138,843	$121,675
Less scheduled principal payments		—	(9,350)	(9,350)
Less reserves for future principal payments	(2,550)	(2,350)	(9,600)	(9,400)
Add reserves used for scheduled principal payments	—	—	9,400	9,400

Distributable cash flow	$33,749	$27,384	$129,293	$112,325

-end-